Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Holly Burkhart TIBCO Software Inc. (650) 846-8463 hburkhart@tibco.com	Bill Bourdon Bateman Group for TIBCO (415) 602-1491 bbourdon@bateman-group.com

TIBCO TO ACQUIRE SPOTFIRE

Acquisition Complements Predictive Business Strategy; Combines Real-Time

Infrastructure with Enterprise Analytics to Deliver Next-Generation Business Intelligence

TUCON™, SAN FRANCISCO, May 1, 2007 – TIBCO Software Inc. (NASDAQ: TIBX) today announced that it has signed a definitive agreement to acquire Spotfire Inc., a rapidly growing, privately held software company headquartered in Somerville, Mass. and a leader in next-generation business intelligence (BI) software, in an all-cash transaction valued at approximately $195 million.

Today’s announcement is the latest example of TIBCO’s ongoing commitment to providing a complete, real time and event driven infrastructure that organizations need to compete in the 21st century. While a myriad of data management technologies, applications and interface standards are making information increasingly available today, the technically diverse environment where the data resides too often remains unresponsive and disconnected from business users across the enterprise. Most large IT vendors are overly invested in the status quo and only offer traditional BI architectures of dashboards, proprietary application stacks, and transactional process management. Uniting Spotfire’s next generation BI capabilities with TIBCO’s solutions for service oriented architecture (SOA), business process management (BPM), and business optimization will transform the way business users interact with data.

“Our customers are constantly seeking a sustainable and systemic information advantage,” said Vivek Ranadivé, chairman and chief executive officer, TIBCO. “The combination of Spotfire’s next generation BI capabilities with TIBCO’s real-time infrastructure will successfully transform the way customers can interact with data to offer a complete and contextual picture for making truly informed decisions. Until today, no one has been able to deliver this type of joint offering.”

“Today’s front-line decision makers want not only unparalleled access to business-critical information, but also a broader, clearer view of how that data relates to processes,” said Christopher Ahlberg, chief executive officer, Spotfire. ”By bolstering our platform with TIBCO’s

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real-time infrastructure, we can deliver a responsive and user-friendly environment for businesses to discover new insights, make better decisions and take action. This combination provides the information advantage that is a prerequisite to the competitive advantage that all our customers seek.”

Spotfire provides an interactive, visual approach to data analysis that puts the power to ask and answer questions on demand directly into the hands of a wide range of business professionals. Unlike current first generation business intelligence systems, the Spotfire Enterprise Analytic platform is architected to deliver a radically faster experience and one that is infinitely more adaptable to multiple industries and business processes. The Spotfire Enterprise Analytics platform delivers the ability to ask and answer virtually unconstrained questions.

Spotfire has over 800 active customers including such global leaders as ABN AMRO, AMD, Boehringer Ingleheim, Chevron, Merck, Pfizer, Shell, Texas Instruments, Toshiba, Unilever, along with a variety of government agencies involved in both civilian and intelligence services. Spotfire also has a strong global sales force and solution partner network.

The acquisition is expected to close in Q3 of fiscal 2007 and is subject to regulatory approvals and other customary closing conditions. Upon completion of the acquisition, TIBCO plans to retain the Spotfire brand and operate Spotfire as a business unit within TIBCO, led by Christopher Ahlberg, Spotfire’s CEO, that will focus on developing, selling and servicing Spotfire’s products and solutions.

TIBCO chairman and CEO Vivek Ranadivé, Spotfire CEO Christopher Ahlberg, and TIBCO executive vice president and chief financial officer Murray Rode will discuss the acquisition on a conference call for financial analysts, investors and the news media at 6:00 a.m. (PDT) / 9:00 a.m. (EDT) on Tuesday, May 1. Interested parties may participate live via telephone by calling (719) 457-2680 (no passcode needed). A live audio webcast of the call will be made available on the TIBCO Investor Relations website at www.tibco.com/investor. The webcast will be available for replay for seven days following the conference call. The replay number is (719) 457-0820 passcode 4178693.

For more information about TIBCO, go to www.tibco.com. For more information about Spotfire, go to www.spotfire.com.

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About TIBCO

TIBCO Software Inc. (NASDAQ:TIBX) provides enterprise software that helps companies achieve service-oriented architecture (SOA) and business process management (BPM) success. With over 3,000 customers, TIBCO has given leading organizations around the world better awareness and agility—what TIBCO calls The Power of Now®. To learn more, contact TIBCO at +1 650-846-1000 or on the Web at www.tibco.com.

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TIBCO, The Power of Now, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. All statements other than statements of historical fact could be deemed forward-looking. Because these forward-looking statements involve risks and uncertainties, important factors could cause actual results to differ materially. These factors include: the successful consummation of the proposed transaction, TIBCO’s ability to successfully integrate Spotfire’s business after the acquisition, and TIBCO’s ability to successfully develop, market and sell Spotfire’s products. In addition, the acquisition may not occur or may not occur in the time currently contemplated if the conditions to the merger are not met. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 4, 2007. TIBCO assumes no obligation to update the forward-looking statements included in this release.